UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under §240.14a-12

Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2023

To the Stockholders of Coherus BioSciences, Inc.:

The 2023 Annual Meeting of Stockholders, or the 2023 Annual Meeting, of Coherus BioSciences, Inc., a Delaware corporation, or the Company, will be held virtually on June 7, 2023 at 1:30 p.m. PDT. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/CHRS2023 by using the 16-digit control number that appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.

The 2023 Annual Meeting will be held for the following purposes:

1.	To elect two Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are elected;
2.	To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023;
3.	To hold a vote on a non-binding, advisory resolution approving the compensation of the Company’s named executive officers, or a “Say-on-Pay” vote; and
4.	To transact such other business as may properly come before the 2023 Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on April 10, 2023, or the Record Date, may vote at the 2023 Annual Meeting or any continuations, adjournments or postponements that take place. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten (10) days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to IR@coherus.com, stating the purpose of the request and providing proof of ownership of Company stock.

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2022 Annual Report to Stockholders. The proxy statement and annual report to stockholders are available at http://investors.coherus.com. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the virtual 2023 Annual Meeting via the Internet. Whether or not you plan to attend the 2023 Annual Meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the virtual 2023 Annual Meeting may vote at the meeting, even if the stockholder has already returned a proxy card or voting instruction card.

Our Board of Directors recommends that you vote “FOR” the election of its director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “FOR” a non-binding, advisory resolution to approve the compensation of our named executive officers.

By Order of the Board of Directors:
/s/ McDavid Stilwell
McDavid Stilwell Chief Financial Officer

Redwood City, California

April 17, 2023

COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600

Redwood City, California 94065

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2023

This proxy statement and our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at our website at www.coherus.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered paper proxy materials to you, because the Board of Directors of Coherus BioSciences, Inc., or the Company, is soliciting your proxy to vote at the 2023 Annual Meeting, or any adjournments or postponements that take place. The 2023 Annual Meeting will be held virtually on June 7, 2023 at 1:30 p.m. PDT, at www.virtualshareholdermeeting.com/CHRS2023. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. As a stockholder, you are invited to attend the 2023 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2023 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

●	This proxy statement, which includes information regarding the proposals to be voted on at the 2023 Annual Meeting, the voting process, corporate governance, the compensation of our directors and named executive officers, and other required information;
●	Our 2022 Annual Report to Stockholders, which is our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and
●	The proxy card or a voting instruction card for the 2023 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 20, 2023.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the Internet as permitted by the rules of the SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2023 Annual Meeting?

Only stockholders of record at the close of business on April 10, 2023 will be entitled to vote at the 2023 Annual Meeting. On the Record Date, there were 80,542,826 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 10, 2023, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual 2023 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2023 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 10, 2023, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2023 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2023 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the virtual 2023 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are three proposals scheduled for a vote at the 2023 Annual Meeting:

●	Proposal No. 1 – To elect two Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are elected;
●	Proposal No. 2 – To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023; and
●	Proposal No. 3 – To hold a vote on a non-binding, advisory resolution approving the compensation of the Company’s named executive officers (a “Say-on-Pay” vote).

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to our Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2 and Proposal No. 3, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual 2023 Annual Meeting or vote by proxy by telephone or Internet or by mail. Whether or not you plan to attend the 2023 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2023 Annual Meeting and vote by following the instructions described below even if you have already voted by proxy.

●	To vote by attending the virtual 2023 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/CHRS2023 during the 2023 Annual Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page 5 of this proxy statement.
●	To vote by proxy by telephone or Internet. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.
●	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or other agent. To vote at the virtual 2023 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a vote at the 2023 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of April 10, 2023.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1); “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 (Proposal No. 2); and “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers (Proposal No. 3). If any other matter is properly presented at the 2023 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2023 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy with a later date.
●	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.
●	You may attend the virtual 2023 Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the 2023 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

How do I attend the virtual 2023 Annual Meeting?

The live audio webcast of the 2023 Annual Meeting will begin promptly at 1:30 p.m. PDT. Online access to the audio webcast will open approximately 15 minutes prior to the start of the 2023 Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the 2023 Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/CHRS2023 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions prior to or at the virtual 2023 Annual Meeting?

Stockholders may submit questions and vote on the day of, or during, the 2023 Annual Meeting on www.virtualshareholdermeeting.com/CHRS2023. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our 2023 Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the 2023 Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the 2023 Annual Meeting. Answers to any questions not addressed during the meeting will be posted following the meeting on our website at http://investors.coherus.com. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Is technical assistance provided before and during the virtual 2023 Annual Meeting?

Beginning fifteen minutes prior to the start of and during the virtual 2023 Annual Meeting, we will have our support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the technical assistance phone numbers that will be made available on the virtual meeting registration page fifteen minutes prior to the start time of the virtual meeting. These numbers will not be able to help with procuring your 16-digit control number to gain access to the meeting. Control numbers can be found in your proxy materials or requested through your bank or broker.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the 2023 Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the 2023 Annual Meeting. On the Record Date, there were 80,542,826 shares outstanding and entitled to vote. Accordingly, the holders of 40,271,414 shares must be present at the 2023 Annual Meeting or represented by proxy to have a quorum. Your shares will be counted toward the quorum at the 2023 Annual Meeting only if you vote at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy may adjourn the 2023 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2023 Annual Meeting. The Inspector of Elections will separately count:

●	“FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors);
●	“FOR” and “AGAINST” votes, abstentions and broker non-votes, if any, for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2023); and
●	“FOR” and “AGAINST” votes, abstentions and broker non-votes for Proposal No. 3 (the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors and Proposal No. 3 to vote on the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers are “non-routine” matters, but Proposal No. 2 to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023 is a “routine” matter. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 3. Broker non-votes will not be counted toward the vote total for any proposal at the 2023 Annual Meeting.

How many votes are needed to approve each proposal?

●	Proposal No. 1 – To elect two Class III directors to hold office until the 2026 annual meeting of the Company’s stockholders or until their successors are elected. The two nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.
●	Proposal No. 2 – To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected to exist in connection with this proposal.
●	Proposal No. 3 – A non-binding, advisory resolution approving the compensation of the Company’s named executive officers. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non‑votes) are required to approve this proposal. Broker non-votes will not be counted towards the vote total for this proposal.

How can I find out the results of the voting at the 2023 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2023 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2024 annual meeting of the Company’s stockholders, your proposal must be submitted in writing by December 22, 2023, to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. However, if the meeting is not held between May 8, 2024 and July 7, 2024 then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2024 annual meeting of the Company’s stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between February 8, 2024 and March 8, 2024. However, if the date of the 2024 annual meeting of the Company’s stockholders is more than 30 days before or more than 60 days after June 7, 2024, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than April 8, 2024, however, if the date of next year’s annual meeting has changed by more than 30 days from June 7, 2024, then notice must be provided by the later of 60 days before the date of next year’s annual meeting or the 10th day after the day on which the Company publicly announces the date of next year’s annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the Board of Directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our Board of Directors currently consists of eight directors divided into the three following classes:

●	the Class I directors are Lee N. Newcomer, MD, Charles W. Newton and Kimberly J. Tzoumakas and their terms will expire at the 2024 annual meeting of the Company’s stockholders;
●	the Class II directors are Jill O’Donnell-Tormey, Ph.D., Ali J. Satvat and Mark D. Stolper, and their terms will expire at the 2025 annual meeting of the Company’s stockholders; and
●	the Class III directors are Dennis M. Lanfear and Mats L. Wahlström, and their terms will expire at the 2023 Annual Meeting.

Our current Class III directors, Dennis M. Lanfear and Mats L. Wahlström, have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III are elected at the 2023 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2026 annual meeting of the Company’s stockholders, or until his successor is elected and qualified, or until his earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the two nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2023 Annual Meeting. Our Board of Directors and management encourage each nominee for director and each continuing director to attend the 2023 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO CLASS III NOMINEES FOR DIRECTOR.

CLASS I DIRECTORS – To continue in office until the 2024 annual meeting of the Company’s stockholders

Lee N. Newcomer, MD, age 70, has served as a member of our Board of Directors since February 2022. Dr. Newcomer is a medical oncologist with a career spanning clinical medicine, health care administration and payer management. The majority of his career was with UnitedHealth Group. He was their Chief Medical Officer from 1991 to 2001. He returned in 2006 to lead an initiative combining clinical, financial and program management experts to focus on cancer care and departed UnitedHealth Group in March 2018. This team was the first to complete an episode payment program for cancer treatment and it created the first commercial cancer database combining clinical and claims data. From April 2018 to the present Dr. Newcomer has been working as a principal at Lee N. Newcomer Consulting. Prior to his work at UnitedHealth Group Dr. Newcomer practiced medical oncology for nine years in Minneapolis and Tulsa, Oklahoma. He is a former Chairman of Park Nicollet Health Services (HealthPartners), an integrated system of physicians and hospitals based in Minnesota with national recognition for its leadership in quality, safety, and cost effectiveness. He is a director at Myriad Genetics, Inc. and Cellworks Group Inc. Dr. Newcomer earned his MD degree from the University of

Nebraska College of Medicine. His clinical training included an internal medicine residency at the University of Nebraska Medical Center and a medical oncology fellowship at the Yale University School of Medicine. He completed a Master of Health Administration from the University of Wisconsin at Madison in 1990. Dr. Newcomer was selected to serve on our Board of Directors because of his extensive experience and background in the health care sector.

Charles W. Newton, age 52, has served as a member of our Board of Directors since May 2022. Mr. Newton has served as Lyell Immunopharma, Inc.’s Chief Financial Officer since February 2021. From November 2015 to February 2021, he served as Managing Director & Co-Head of Healthcare Investment Banking in the Americas at Bank of America. From September 2010 to November 2015, Mr. Newton served as Managing Director at Credit Suisse, where his last position was Co-Head of Healthcare Investment Banking in the Americas. From June 1996 to September 2010, he served in the investment banking division at Morgan Stanley where his last position was Managing Director and Head of Western Region Healthcare Investment Banking. Mr. Newton received an M.B.A. from The Tuck School at Dartmouth College and a B.S. in Finance from Miami University. We believe that Mr. Newton is qualified to serve on our Board of Directors due to his management and financial expertise in the health care sector.

Kimberly J. Tzoumakas, age 55, has served as a member of our Board of Directors since July 2020. Since February 2021, Ms. Tzoumakas has served as the Chief Executive Officer of RAYUS Radiology, a national leading provider of imaging services. Prior to that, Ms. Tzoumakas served as Chief Executive Officer of 21st Century Oncology, a global provider of integrated cancer care services from January 2018 until August 2020 after a successful sale of the company. From November 2001 to April 2018, Ms. Tzoumakas practiced health care law with Hall Render Killian Heath & Lyman, providing strategic, transactional and governance advice to health care clients throughout the country. While at Hall Render, she was also a long-term managing partner of the firm’s Michigan office and a board member of the firm. She has also served on the board of directors of SeaSpine Holdings Corporation, a publicly held medical technology company, from February 2019 through March 2021 as well as other private for-profit healthcare boards. Ms. Tzoumakas received a B.A. in business administration from Northwood University and a J.D. from the Thomas M. Cooley Law School. We believe that Ms. Tzoumakas is qualified to serve on our Board of Directors due to her significant experience and background in the health care sector.

CLASS II DIRECTORS – To continue in office until the 2025 annual meeting of the Company’s stockholders

Jill O’Donnell-Tormey, Ph.D., age 67, has served as a member of our Board of Directors since May 2022. Dr. O’Donnell-Tormey has served as the Chief Executive Officer and the Director of Scientific Affairs of the Cancer Research Institute, or CRI, a nonprofit organization dedicated to advancing immunotherapy, since 1993. Under her leadership, the CRI has seen its annual budget increase from $5 million to over $40 million. Dr. O’Donnell-Tormey joined CRI in 1987 and served as its Director of Scientific Affairs until 1993. Dr. O’Donnell-Tormey was a member of the board of directors of HemaCare Corporation, a blood banking company, from 2018 to 2020. She received a B.S. in Chemistry, summa cum laude, from Fairleigh Dickinson University and a Ph.D. in Cell Biology from the State University of New York Health Science Center. We believe that Dr. O’Donnell Tormey is qualified to serve on our Board of Directors due to her background and various leadership roles in the life sciences field.

Ali J. Satvat, age 45, has served as a member of our Board of Directors since May 2014. Mr. Satvat joined KKR in January 2012 and is a Partner, Co-Head of the Health Care industry team within KKR’s Americas Private Equity platform, and Global Head of KKR Health Care Strategic Growth. Mr. Satvat is a member of the Investment Committee for KKR’s Americas Private Equity platform and chairs the Investment Committee for KKR Health Care Strategic Growth. Mr. Satvat has served as a member of the boards of directors of numerous privately held and public companies, including BridgeBio Pharma, Inc. since March 2016, Eidos Therapeutics, Inc. from June 2018 through January 2021, and PRA Health Sciences, Inc. from September 2013 through April 2018. Prior to joining KKR, Mr. Satvat was a Principal with Apax Partners, where he invested in health care from 2006 to 2012. Previously, Mr. Satvat held various positions with Johnson & Johnson Development Corporation, Audax Group, and The Blackstone Group. Mr. Satvat holds an A.B. in History and Science from Harvard College and an M.B.A. in Health Care Management and Entrepreneurial Management from the Wharton School of the University of Pennsylvania. Mr. Satvat previously served as a member of the board of directors of the Healthcare Private Equity Association. We believe that Mr. Satvat is qualified to serve on our Board of Directors based on his extensive investment and board experience in the health care industry.

Mark D. Stolper, age 51, has been a member of our Board of Directors since January 2021. Mr. Stolper has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., a public medical diagnostic imaging centers company, since July 2004, and previously served as a member of the board of directors of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations including: in 1999, Mr. Stolper co-founded Broadstream Capital Partners; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners; and from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc. Mr. Stolper has served on the board of directors of Surgalign Holdings, Inc., a public medical technology company, since March 2017, and Rotech Healthcare Inc., a private medical equipment company, since February 2016. Previously, Mr. Stolper served as a member of the board of directors of the following companies: 21st Century Oncology Holdings, Inc. from January 2018 to May 2020; Surgical Solutions LLC from 2015 to February 2017; On Track Innovations, Ltd. from 2012 until 2016; Physiotherapy Associates from 2013 to 2016; Alco Stores, Inc. from 2014 to 2015; and Compumed, Inc. from 2008 to 2014. Mr. Stolper graduated with a B.A. in Economics from the University of Pennsylvania and a B.S.E. in finance from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. We believe Mr. Stolper is qualified to serve as a director due to his management and financial expertise and his experience serving on boards of directors of both public and private healthcare companies.

CLASS III NOMINEES FOR DIRECTOR – To be elected for a three-year term expiring at the 2026 annual meeting of the Company’s stockholders

Dennis M. Lanfear, age 67, is our co-founder and has served as our President and Chief Executive Officer and Chairman of our Board of Directors since our inception in September 2010. Mr. Lanfear previously was President of InteKrin Therapeutics Inc., a biopharmaceutical company, from 2005 to May 2010. Prior to that, Mr. Lanfear served in various senior leadership roles at Amgen Inc., a biopharmaceutical company from 1986 to 1999. While at Amgen, Mr. Lanfear had key leadership positions in the Process Development department, which under his management became an area of key strategic advantage for Amgen. From 1997 to 1999 Mr. Lanfear was Vice President, Market Development, focusing on long-term strategy for Epogen®, a multi-billion dollar drug. Mr. Lanfear also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins and directed efforts from preclinical studies to Phase 3 clinical trials at Amgen. Mr. Lanfear holds B.S. degrees in Chemical Engineering and Biochemistry from Michigan State University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe Mr. Lanfear is qualified to serve on our Board of Directors because of his background and various leadership roles in the biopharmaceutical field.

Mats L. Wahlström, age 68, has served as a member of our Board of Directors since January 2012. He currently serves as the Co-Chairman of HW Investment Partners, LLC and Executive Chairman of KMG Capital Partners, LLC, where he has been a senior leader since April 2012, Chairman of Triomed AB since October 2016, Executive Chairman of TriSalus Lifesciences Inc. since January 2017 and Chairman of Caduceus Medical Holdings, Inc. since August 2010. He has served on the boards of directors of Alteco Medical AB since October 2012, Circuit Clinical Solutions, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc., a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, as a director of Getinge AB, a Swedish Stock Exchange-listed medical device company, from March 2012 to March 2017, and as a director of Zynex Inc., an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGAA. From November 2002 to December 2009, he served as President and CEO of Fresenius Medical Services, which operated more than 1,700 dialysis clinics in the U.S. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from University of Lund, Sweden. We believe Mr. Wahlström is qualified to serve on our Board of Directors because of his extensive management and director experience in the life sciences and healthcare sectors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and is seeking ratification of such selection by our stockholders at the 2023 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2022 and 2021. Representatives of EY are expected to be present at the 2023 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2023 Annual Meeting will be required to ratify the selection of EY.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

The following information sets out the fees for professional services rendered by EY, during the fiscal years 2022 and 2021:

	Year Ended December 31,
	2022	2021

Audit Fees(1)	$3,069,232	$1,891,772
Audit-Related Fees(2)	—	—
Tax Fees(3)	33,701	92,214
All Other Fees(4)	—	2,515
Total All Fees	$3,102,933	$1,986,501
(1)	This category consists of fees for professional services for the audit of the Company’s 2022 and 2021 annual financial statements, the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 with respect to each of those years, the review of quarterly financial statements, issuance of comfort letters and consents, and for services that are normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in 2022 or 2021.
(3)	This category consists of fees for professional services rendered for tax compliance, tax advice and tax planning.
(4)	This category consists of fees for any other products and professional services provided by EY and includes subscription fees for access to an online library of accounting research literature.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and available at http://investors.coherus.com. The Audit Committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://investors.coherus.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2022. The Audit Committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2022.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Audit Committee

Mark D. Stolper

Mats L. Wahlström

Ali J. Satvat

Charles W. Newton

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank, enables our stockholders to vote to approve, on a non-binding basis, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is commonly known as a “say-on-pay” vote. Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosure that follow.

Our Compensation Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosure demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that stockholders of Coherus BioSciences, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosure of this proxy statement.

While the vote on this resolution is advisory and not binding on us, our Compensation Committee and Board of Directors value thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board of Directors has adopted a policy of providing for annual advisory votes from stockholders on named executive compensation. Unless our Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next “say-on-pay” advisory vote will be held at the 2024 annual meeting of the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING, ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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CORPORATE GOVERNANCE

Board Composition

Director Independence

Our Board of Directors currently consists of eight members. Our Board of Directors has determined that all of our directors, as well as each individual nominated by our Board of Directors for election to our Board of Directors at the 2023 Annual Meeting, other than Mr. Lanfear, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Lanfear is not considered independent because he is an employee of our company.

The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As described more fully below, the Board of Directors has also determined that each current member of the Compensation Committee, and each current member of the Audit Committee and the Nominating and Corporate Governance Committee, as well as each director and director nominee that we expect to serve on such committees after the 2023 Annual Meeting, meets the independence standards applicable to those committees prescribed by Nasdaq and the SEC.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board of Directors

Our amended and restated bylaws and corporate governance guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer or to implement a lead director in accordance with its determination that utilizing any particular structure would be in the best interests of our company. Mr. Lanfear currently serves as the Chairman of the Board of Directors and Mr. Wahlström currently serves as the lead independent director of the Board of Directors. All of our directors are encouraged to make suggestions for Board meeting agenda items. In addition, in his role as lead independent director, Mr. Wahlström presides over the executive sessions of the Board of Directors in which Mr. Lanfear, as the Chief Executive Officer, does not participate, and serves as a liaison to management on behalf of the independent members of the Board of Directors.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-

day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and considers and approves or disapproves any related-persons transactions. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2022, the Board of Directors met five times, the Audit Committee met five times, the Compensation Committee met four times and the Nominating and Corporate Governance Committee did not meet. In that year, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served which occurred while such director was a member of the Board of Directors and such committees. As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

●	appoints our independent registered public accounting firm;
●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
●	determines the engagement of the independent registered public accounting firm;
●	reviews and approves the scope of the annual audit and the audit fee;
●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
●	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
●	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	reviews our critical accounting policies and estimates; and
●	reviews the Audit Committee charter and the Audit Committee’s performance.

The current members of our Audit Committee are Mark D. Stolper, Mats L. Wahlström, Ali J. Satvat and Charles W. Newton. Mr. Stolper serves as the Chair of the Audit Committee. After the 2023 Annual Meeting, and subject to election by our stockholders in the case of Mr. Wahlström, we expect that our Audit Committee will continue to be composed of Mr. Stolper, as Chair, Mr. Wahlström, Mr. Satvat and Mr. Newton.

Each of the current members of our Audit Committee, as well as the expected members of our Audit Committee after the 2023 Annual Meeting, meets or will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that Mr. Stolper and Mr. Newton are audit committee financial experts as defined under the applicable rules of the SEC and each has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board of Directors has determined that each of Messrs. Stolper, Wahlström, Satvat and Newton is independent under the heightened independence standards under the applicable rules of Nasdaq. Our Audit Committee has been established in accordance with the rules and regulations of the Exchange Act. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Compensation Committee

Our Compensation Committee reviews and approves or recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our President and Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves or recommends to our Board of Directors the compensation of these officers based on such evaluations. The Compensation Committee also approves or recommends to our Board of Directors the grant of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are Kimberly J. Tzoumakas and Lee N. Newcomer, MD. Kimberly J. Tzoumakas serves as the Chair of the Compensation Committee. After the 2023 Annual Meeting we expect that our Compensation Committee will continue to be composed of Kimberly J. Tzoumakas, as Chair, and Lee N. Newcomer, MD.

Each of the current members of our Compensation Committee is or will be “independent” under the applicable rules and regulations of Nasdaq, and is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Our Compensation Committee has retained Aon plc, or Aon, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the Compensation Committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Aon reports directly to the Compensation Committee and does not provide any non-compensation-related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Aon addressed each of the six independence factors established by the SEC and Nasdaq with our Compensation Committee. Its responses affirmed the independence of Aon on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of Aon does not raise any conflicts of interest or similar concerns. In addition, our Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for our Compensation Committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Mats L. Wahlström, Ali J. Satvat and Jill O’Donnell-Tormey, Ph.D. Mats L. Wahlström serves as the Chair of the Nominating and Corporate Governance Committee. After the 2023 Annual Meeting, and subject to election by our stockholders in the case of Mats L. Wahlström, we expect that our Nominating and Corporate Governance Committee will continue to be composed of Mats L. Wahlström, as Chair, Ali J. Satvat and Jill O’Donnell-Tormey, Ph.D.

Each of the current members of our Nominating and Corporate Governance Committee, as well as the expected members of our Nominating and Corporate Governance Committee after the 2023 Annual Meeting, is or will be an “independent director” under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. Following the 2023 Annual Meeting, we will continue to comply with Nasdaq’s rules regarding independent director oversight of director nominations under either Nasdaq Rule 5605(e)(1)(A) or 5605(e)(1)(B). The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

The Nominating and Corporate Governance Committee will consider individuals who are properly proposed by stockholders to serve on the Board of Directors in accordance with laws and regulations established by the SEC and the Nasdaq listing requirements, our bylaws and applicable corporate law, and make recommendations to the Board of Directors regarding such individuals based on the established criteria for members of our Board of Directors. The Nominating and Corporate Governance Committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the Board of Directors at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public announcement of the date of such annual meeting is first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary of the previous year’s annual meeting (no later than April 8, 2024 for our annual meeting of stockholders to be held in 2024). However, if the date of our annual meeting to be held in 2024 has changed by more than 30 days from June 7, 2024, then notice must be provided by the later of 60 days before the date of our annual meeting to be held in 2024 or the tenth day after the day on which we publicly announce the date of our annual meeting to be held in 2024.

Board Diversity

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity;
●	ethics and values;
●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	experience in the industries in which we compete;
●	experience as a board member or executive officer of another publicly held company;
●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
●	conflicts of interest; and
●	practical and mature business judgment.

Currently, our Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.coherus.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The references to our website in this proxy statement do not constitute incorporation by reference of the information contained at or available through our website.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our Board of Directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our Board of Directors and management team encourage all of our directors to attend the 2023 Annual Meeting. Our Chief Executive Officer and Chairman of the Board of Directors, Dennis M. Lanfear, attended our 2022 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the Board of Directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive,

Suite 600, Redwood City, California 94065. The Corporate Secretary will review such correspondence and forward it to the Board of Directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2022, our Compensation Committee consisted of Kimberly J. Tzoumakas and Lee N. Newcomer, MD. Ms. Tzoumakas served as the Chair of the Compensation Committee. None of the members of our Compensation Committee have at any time been one of our officers or employees. None of our executive officers currently serves, or has in the past fiscal year served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Board Diversity and Composition

The following provides information regarding the members of our Board following the 2023 Annual Meeting, assuming Mr. Lanfear and Mr. Wahlström are reelected.

Coherus BioSciences, Inc. Board Diversity Matrix (As of April 17, 2023)

Board Size
Total Number of Directors:	8
Gender:	Female	Male	Non-Binary	Did not Disclose Gender
Number of Directors who Self-Identify in Any of the Categories Below:
African American or Black (not Hispanic / Latinx)	0	0	0	0
Asian	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White / Caucasian	2	5	0	0
Hispanic / Latinx	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Prefer not to disclose race or ethnicity	0	1	0	0
Totals	2	6	0	0
LGBTQ+	0	0	0	0

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2022 to which we have been a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Convertible Notes Offering

In February 2016, we issued and sold in a private placement $100.0 million aggregate principal amount of our 8.2% Convertible Senior Notes due 2022, or the Convertible Notes. Healthcare Royalty Partners III, L.P., purchased $75.0 million in aggregate principal amount of the Convertible Notes, and the remaining $25 million in aggregate principal amount was purchased by three related party investors, KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC. Ali J. Satvat, who is a member of our Board of Directors, is an executive of Kohlberg Kravis Roberts & Co. L.P., or KKR, and KKR Biosimilar L.P. is an entity affiliated with KKR. August J. Troendle, MD, who was a member of our Board of Directors until March 2018, when he voluntarily resigned from the Board of Directors, is the Managing Member of MX II Associates, LLC. Mats L. Wahlström, who is a member of our Board of Directors, is the Chief Executive Officer and Chairman of KMG Capital Partners, LLC.

The Convertible Notes accrued interest at a fixed coupon rate of 8.2% per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, which commenced on March 31, 2016, and matured on March 31, 2022. If we failed to satisfy certain registration or reporting requirements, then additional interest would have accrued on the Convertible Notes at a rate of up to 0.50% per annum in the aggregate. The Convertible Notes also had a premium of 9.0% of their principal amount, which was payable when the Convertible Notes matured.

During fiscal year 2022, the largest balance of the aggregate principal amounts outstanding of the Convertible Notes by related parties were $20.0 million, $4.0 million, and $1.0 million for KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC, respectively. As of March 31, 2022, there was no more principal amounts outstanding of the Convertible Notes for KKR Biosimilar L.P., MX II Associates LLC, or KMG Capital Partners, LLC because the Convertible Notes were repaid according to their terms at maturity. During fiscal year 2022, we paid interest expense on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $0.4 million, $0.1 million and $0.0 million, respectively. From March 31, 2016 through March 31, 2022, when there was no more principal amounts outstanding, we paid interest expense, premium and principal on the Convertible Notes to KKR Biosimilar L.P., MX II Associates LLC, and KMG Capital Partners, LLC in the amounts of $31.8 million, $6.4 million and $1.6 million, respectively.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our Audit Committee charter, our Audit Committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Since the adoption of this policy, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information for the year ended December 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors:

	Fees Earned or	Option Awards
Name	Paid in Cash ($)	($)(1)	Total ($)
James I. Healy, Ph.D. (2)	—	228,690	228,690
Lee N. Newcomer, MD (3)	57,500	385,101	442,601
Charles W. Newton (4)	45,000	305,910	350,910
Jill O'Donnell-Tormey, Ph.D. (5)	41,250	233,960	275,210
Ali J. Satvat	65,000	—	65,000
Mark D. Stolper	70,000	228,690	298,690
Kimberly J. Tzoumakas	65,000	228,690	293,690
Mats L. Wahlström	100,000	228,690	328,690

(1)	Amount represents the grant date fair value of options granted during the year ended December 31, 2022 as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 11 to the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Shares Subject to
Name	Outstanding Options
James I. Healy, Ph.D.	—
Lee N. Newcomer, MD	54,000
Charles W. Newton	54,000
Jill O'Donnell-Tormey, Ph.D.	54,000
Ali J. Satvat	139,997
Mark D. Stolper	87,000
Kimberly J. Tzoumakas	87,000
Mats L. Wahlström	291,988

(2)	Dr. Healy resigned from our board of directors in February 2022.
(3)	Dr. Newcomer was appointed to our board of directors in February 2022.
(4)	Mr. Newton was appointed to our board of directors in May 2022.
(5)	Dr. O’Donnell-Tormey was appointed to our board of directors in May 2022.

Our director compensation policy (the “Director Compensation Policy”) provides for both cash retainer fees and automatic, non-discretionary equity grants. Pursuant to the Director Compensation Policy, which was last amended in January 2022, our non-employee directors receive the following cash compensation:

●	Each non-employee director receives an annual cash retainer in the amount of $50,000 per year.
●	The lead independent director receives an additional cash retainer in the amount of $30,000 per year.
●	The chairperson of the Audit Committee receives additional cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the

Audit Committee receives additional cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee.
●	The chairperson of the Compensation Committee receives additional cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee receives additional cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.
●	The chairperson of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Under the Director Compensation Policy, we grant each non-employee director an option to purchase 54,000 shares of our common stock in connection with his or her initial appointment or election to our Board of Directors, and an option to purchase 27,000 shares of our common stock on an annual basis. The initial grant vests and becomes exercisable in substantially equal monthly installments over three years, subject to continued service on our Board of Directors. The annual grant vests and becomes exercisable in substantially equal monthly installments over one year from the date of grant, subject to continued service on the Board of Directors. Each option has an exercise price equal to the closing trading price of our common stock on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 10, 2023:

Name	Age	Position(s)
Dennis M. Lanfear	67	President, Chief Executive Officer and Chairman of the Board of Directors
McDavid Stilwell.	52	Chief Financial Officer
Vladimir Vexler, Ph.D.	65	Chief Scientific Officer
Paul Reider	54	Chief Commercial Officer

Mr. Lanfear’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

McDavid Stilwell has served as our Chief Financial Officer since March 2021. Mr. Stilwell previously served as our Executive Vice President, Corporate Development, Investor Relations, and Financial Strategy from October 2020 until March 2021. Previously, he was Senior Vice President, Communications and Investor Relations at Sangamo Therapeutics. Prior to joining Sangamo Therapeutics, Mr. Stilwell served as Vice President, Corporate Communications, Investor Relations & Business Development at Orexigen Therapeutics, Inc., and, from 2005 to 2012, as Director, Business Development, Corporate Communications and Financial Analysis at GTx, Inc. Earlier, Mr. Stilwell worked for five years as Senior Investment Analyst for Shadwell Capital, a hedge fund. Mr. Stilwell received a B.A. from St. John’s College, Annapolis, Maryland, and an M.B.A. from Harvard Business School.

Vladimir Vexler, Ph.D., served as our Chief Scientific Officer from November 2018 until March 2023 and served as Executive Vice President of Analytical and Translational Sciences from April 2017 to November 2018. Dr. Vexler also previously served as our Senior Vice President of Translational & Development Sciences from June 2016 to April 2017. Prior to joining our Company, Dr. Vexler was a Senior Research Leader, Biotherapeutics at Hoffman-La Roche, where he acted as Global scientific leader for nonclinical safety of biotherapeutics and chaired Roche pRED Global Biotherapeutics Safety Team since December 2009. Dr. Vexler began his career as a post-doctoral fellow at the Department of Radiology at UCSF. Dr. Vexler received his M.A. in Chemistry from Lomonosov Moscow State University and his Ph.D. from the Institute of Chemical Physics, Academy of Science, Moscow. Dr. Vexler resigned his employment with us effective on March 31, 2023.

Paul Reider has served as our Chief Commercial Officer since January 2022. Previously, Mr. Reider served as our Executive Vice President of Commercial Operations and Market Access from March 2021 to January 2022. From 1996 to 2013, Mr. Reider held marketing and executive leadership roles at Amgen including Marketing lead for the U.S. launch of Neulasta®, Brand Director of the Filgrastim Franchise, Executive Director of Corporate Accounts, commercial leader for the establishment of Amgen affiliates in Mexico and Brazil and founding member of the Bone Health Business Unit overseeing the U.S. launch of Prolia®. Since 2013, Mr. Reider founded Raven Management, LLC, a consulting practice focused on commercial projects for biopharmaceutical clients in Oncology and other specialty therapeutic areas. From 2015 through 2018, he worked for Ipsen Biopharmaceuticals where he led the establishment of a new U.S.-based Oncology commercial team and subsequently served as the General Manager of Ipsen Canada. From 2019 until January 2021, he served as Vice President of Sales and Strategic Accounts for Puma Biotechnology. Mr. Reider earned a B.S. in Business Administration and an M.B.A. from Bowling Green State University.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis, or CD&A, provides information on the compensation arrangements for our named executive officers, or NEOs, and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2022. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2022 and their positions at the end of fiscal 2022 were as follows:

●	Dennis M. Lanfear, President and Chief Executive Officer;
●	McDavid Stilwell, Chief Financial Officer; and
●	Vladimir Vexler, Ph.D., Chief Scientific Officer.

Dr. Vexler, our former Chief Scientific Officer, resigned his employment with us effective March 31, 2023.

Executive Summary

Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2022 was aligned with the Company’s performance during 2022, in which we executed on our strategy to build an innovative immuno-oncology company, grow a diversified commercial product portfolio by adding our second approved and commercialized product, and also met many of our specific financial, legal and organizational targeted achievements.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, the value of each of which depends on our actual performance.

For fiscal year 2022, approximately 83% of our NEOs’ total target compensation was in the form of stock options and annual performance-based incentives, in order to focus our management team on short-term and long-term performance goals and execute on our strategy.

2022 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2022 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. Our Compensation Committee determined that our NEOs’ base salaries would be increased an average of 4% for 2022 and that target bonuses would be 50% of base salary for our NEOs other than Mr. Lanfear.

•

Annual Performance-Based Incentives. For 2022, our Board of Directors selected 55 corporate performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals across ten operational areas. In early 2023, the Board of Directors determined our overall corporate achievement percentage to be 100%. The allocation of the bonus for our NEOs other than Mr. Lanfear is based 75% on corporate goal achievement and 25% on personal goal achievement.

•

Equity-Based Long-Term Incentives. In 2022, we granted approximately 71% of our NEOs’ total target compensation as equity-based compensation in the form of stock options and restricted stock units. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant potential upside compensation if our objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options. We also grant restricted stock units because they are less dilutive than stock options, and reward our NEOs for growth in the price of our stock while providing value in a declining market, which we believe discourages excessive risk taking.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

●	Pay for performance. A significant portion of executive compensation is equity-based or otherwise “at risk” based on corporate performance in order to align the interests of our executive officers with stockholders.
●	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
●	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.
●	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations, and, other than Mr. Lanfear, their annual cash incentives are tied to individual and corporate performance.
●	Limited perquisites. We provide only limited perquisites or personal benefits to our NEOs, and do not consider these to be a significant component of our executive compensation program.
●	No excise tax gross-ups. We do not provide any gross-ups for excise taxes to our NEOs.
●	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Stockholder Advisory Vote on Executive Compensation

At our 2020 annual meeting of stockholders, our stockholders approved in a non-binding, advisory vote the compensation of our NEOs. Our compensation committee reviewed the result of this vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2020 proxy statement (representing over 83% of the shares cast), did not implement any significant changes to our executive compensation program as a result of the vote. At our 2022 annual meeting of stockholders, our stockholders voted in a non-binding, advisory vote in favor of having a non-binding stockholder vote on executive compensation annually. Consistent with the stated preference of a majority of our stockholders (representing approximately 74% of the votes cast), our next planned advisory vote on our NEOs’ compensation will be held at our upcoming 2023 Annual Meeting and is included as Proposal No. 3 in this proxy statement.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

●	Attract and retain talented and experienced executives in a competitive and dynamic market;
●	Motivate our NEOs to help the Company achieve the best possible financial and operational results;
●	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
●	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below similarly situated executives at our peer group companies based on other factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board of Directors.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board of Directors makes decisions regarding our CEO’s and other NEOs’ compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee retained Aon as an independent compensation consultant to provide a competitive review of executive compensation, including developing a peer group of public companies, reviewing our executive compensation program covering cash and equity, and analyzing peer practices. In September 2021, in consultation with Aon, our Compensation Committee selected our 2021 peer group as follows:

ACADIA Pharmaceuticals	Collegium Pharmaceuticals	Ironwood Pharmaceuticals	Radius Health
Akebia Therapeutics	Corcept Therapeutics	Karyopharm Therapeutics	Supernus Pharmaceuticals
Agios Pharmaceuticals	Fibrogen	Nektar Therapeutics	Theravance Biopharma
Amicus Therapeutics	Heron Therapeutics	Pacira BioSciences	Vanda Pharmaceuticals
bluebird bio	Insmed	PTC Therapeutics
Blueprint Medicines	Intercept Pharmaceuticals	Puma Biotechnology

Our 2021 peer group was selected using the following criteria: (i) US-based bio/pharma commercial companies generating revenue; (ii) companies located in geographic biotechnology hubs; (iii) companies with market capitalizations between $300 million to $3 billion with a median value roughly equivalent to 0.5 to 2.5 times the Company’s then-current valuation; and (iv) companies with between 150 and 900 full-time equivalent employees.

Our Compensation Committee considered our 2021 peer group to help structure a competitive executive compensation program in 2022, with particular consideration of the 50th and 75th percentiles of the peer group, which it deemed necessary and appropriate to attract and retain executive talent in the market with which we compete. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

●	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
●	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

●	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and restricted stock units, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide for severance and change in control benefits, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2022 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In December 2021, our Compensation Committee (or our Board of Directors, with respect to our CEO) approved base salary increases of 4% for each of Mr. Lanfear, Mr. Stilwell and Dr. Vexler. These increases were approved following the review of 2021 peer group salary increases and individual performance and were generally intended to align the base salaries of our NEOs with the 50th to 75th percentiles of similarly situated executives at our peer group companies.

The table below shows our NEOs’ 2022 and 2021 annual base salaries following such determinations.

	Annual Base Salary
Name	2022	2021
Dennis M. Lanfear	$840,000	$808,102
McDavid Stilwell	$477,360	$459,000
Vladimir Vexler, Ph.D.	$500,663	$481,407

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEO’s target annual bonus and our overall achievement of corporate performance objectives and, for each NEO other than Mr. Lanfear an assessment of individual performance.

The Company maintains a team-based approach to target bonuses, in which employees at the same level are eligible to receive the same target bonus as a percentage of base salary. These levels remained the same as in 2021. Thus, for 2022, our CEO’s target bonus was 100% of his base salary and our other NEOs’ target bonuses were 50% of their respective base salaries.

Under our annual bonus program, corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board of Directors. For fiscal year 2022, following recommendation from our Compensation Committee, our Board of Directors approved 55 performance goals in the ten operational areas set forth below, each of which could be achieved at threshold, target and stretch goals of 75%, 100% or 150%, respectively. For each NEO, other than Mr. Lanfear, our Compensation Committee also applied an individual goal factor based on its assessment of individual performance. Given the large number of performance goals, no one performance goal has a material impact on the amounts payable to our named executive officers. In addition, certain of our corporate goals are related to our business strategy or are goals shared with partners, and thus are highly confidential, and we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. The 55 performance goals were set by our Board of Directors at a level our Board of Directors and Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

In March 2023, the Compensation Committee reviewed our 2022 performance under our corporate goals and the Board of Directors determined, after reviewing the recommendations from the Compensation Committee, overall corporate achievement under our annual bonus program of 100.0% for our NEOs after rounding. The areas of our corporate goals, their corresponding weights, and our actual achievement for 2022 are set forth in the table below.

		Actual Weighted
	Weighting	Achievement
Corporate Goal Performance Area	(%)	(%)(1)
UDENYCA® Commercial	7.5	5.3
UDENYCA OnBody Injector	10.0	11.2
UDENYCA autoinjector	7.5	10.1
Government Affairs	5.0	—
Toripalimab Development Goals	10.0	9.3
CIMERLI Goals	10.0	10.0
YUSIMRY Goals	7.5	7.5
Pipeline Goals (CHS-006 and CHS-1000)	2.5	3.2
Business Development, In-Licensing and M&A Goals	17.5	17.1
Finance, IT, Investor Relations Goals	10.0	12.2
Board and Team Organizational Development	10.0	13.0
Legal	2.5	2.6
Total	100.0	101.5

(1)	Actual achievement for 2022 rounded to 100.0%.

Our Compensation Committee assessed the individual performance of each of our NEOs other than Mr. Lanfear and assigned an individual performance factor that was combined with our rounded corporate achievement of 100% to result in a combined bonus percentage of 87.5% for Mr. Stilwell and 93.75% for Dr. Vexler based on a full discussion and evaluation of their performance during 2022.

The dollar values of the portion of our NEOs’ 2022 annual bonuses based on our rounded corporate achievement of 100.0% and the individual factors described above are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2022 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2022, we granted equity-based compensation to our NEOs in the form of stock options and restricted stock units pursuant to our 2014 Equity Incentive Award Plan. We believe stock options effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options. We also grant restricted stock units because they are less dilutive than stock options, and reward our NEOs for growth in the price of our stock while providing value in a declining market, which we believe discourages excessive risk taking. In determining the size of the annual stock option and restricted stock unit grants made to our NEOs in January 2022, our Compensation Committee considered the performance of our NEOs in 2021, the level of each NEO’s responsibilities, and the option awards that were granted in 2021.

In January 2022, our Board of Directors made the following equity-based grants to our NEOs:

	Number of Shares	Number of
	Underlying	Restricted
Name	Stock Options (#)	Stock Units (#)
Dennis M. Lanfear	402,500	86,250
McDavid Stilwell	80,000	40,000
Vladimir Vexler, Ph.D.	80,000	40,000

The stock option awards vest monthly over four years from the date of grant, subject to the NEO’s continued service through each applicable vesting date. The restricted stock unit awards vest annually over three years from the date of grant, subject to the NEO’s continued service through each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. Under the 401(k) plan, employees may elect to contribute up to a maximum of 90% of his or her salary, not to exceed the contribution amount allowed by the IRS. During 2022, we made matching contributions into our 401(k) plan of 100% of the first 4% of each participant’s eligible compensation up to a $7,500 maximum. Of our NEOs, Mr. Lanfear, Mr. Stilwell and Dr. Vexler each earned the $7,500 matching contribution in 2022.

Perquisites and Other Personal Benefits

We provide only limited perquisites and personal benefits to our NEOs, including the same reimbursement of health club membership dues offered to all of our employees, and for our CEO, concierge physician services. Such benefits are intended to attract and retain qualified talent, reward long-standing service to us and to promote the physical health of our executives. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, recognition or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We maintain an Executive Change in Control and Severance Plan that provides for severance benefits and payments upon certain involuntary terminations, including in connection with a change in control. Our Compensation Committee believes that severance and change in control protections are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such protections can serve to mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The severance benefits provided are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2022 are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Code disallows the deductibility of compensation expenses in excess of $1,000,000 to any current or former NEO. While our Board of Directors and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation to our executive officers that is non-deductible allows us to provide compensation tailored to the needs of our Company, which is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2023 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee

Kimberly J. Tzoumakas

Lee N. Newcomer, MD

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years presented.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Dennis M. Lanfear	2022	945,038	—	1,374,825	3,697,083	840,000	9,450	6,866,396
President, Chief Executive Officer and Chairman of the	2021	885,275	—	—	6,730,275	976,995	1,950	8,594,495
Board of Directors	2020	856,752	—	—	5,454,150	965,084	2,775	7,278,761

McDavid Stilwell	2022	503,294	—	637,600	734,824	208,845	7,500	2,092,063
Chief Financial Officer	2021	485,481	—	295,200	431,565	256,868	13,648	1,482,762

Vladimir Vexler, Ph.D.	2022	537,575	—	637,600	734,824	234,686	7,500	2,152,185
Chief Scientific Officer (5)	2021	508,877	—	844,575	1,173,834	269,407	—	2,796,693
	2020	480,704	—	554,063	681,769	287,455	308	2,004,299

(1)

These amounts for fiscal year 2022 represent the grant date fair value of restricted stock units granted to our NEOs during 2022, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 11 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)

These amounts for fiscal year 2022 represent the grant date fair value of options granted to our NEOs during 2022, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 11 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

These amounts for fiscal year 2022 represent the bonuses awarded to our NEOs composed of corporate goals at 100% for Mr. Lanfear, and a combination of corporate goals at 75% and personal goals at 25% for Mr. Stilwell and Dr. Vexler. When the personal goal achievement was combined with the corporate goal achievement for NEOs of 100% under our 2022 annual bonus plan, our board of directors’ assessment of the combined bonus percentage in 2022 was 87.5% for Mr. Stilwell and 93.75% for Dr. Vexler.

(4)

Amounts reported for fiscal year 2022 constituted: (i) $7,500 of matching contributions under our 401(k) plan for each NEO and (ii) $1,950 for Mr. Lanfear physician concierge services we paid on his behalf.

(5)	Dr. Vexler, our former Chief Scientific Officer, resigned effective March 31, 2023.

2022 Grants of Plan-Based Awards

The following table summarizes information about the incentive awards and equity-based awards granted to our NEOs in 2022:

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Price of	and
		Plan Awards(1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	(#)(4)
Dennis Lanfear		1	840,000	1,260,000
	01/04/2022					402,500	15.94	3,697,083
	01/04/2022				86,250			1,374,825
McDavid Stilwell		1	238,680	358,020
	01/04/2022					80,000	15.94	734,824
	01/04/2022				40,000			637,600
Vladimir Vexler, Ph.D.(5)		1	250,332	375,497
	01/04/2022					80,000	15.94	734,824
	01/04/2022				40,000			637,600

(1)

The amounts shown represent the value of bonus awards under our 2022 annual bonus program. The maximum amount specified represents 150% of the target achievement of corporate and individual performance goals. For 2022, there was no minimum under our annual bonus program so we set a threshold value of $1.00. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2)

Restricted stock unit award vests as to 1/3rd of the total numbers of units in annual installments over three years measured from the vesting commencement date, subject to continued service through the applicable vesting date

(3)

Options vest and become exercisable as to 1/48th of the total numbers of shares subject to the options in monthly installments over four years measured from the date of grant, subject to continued service through the applicable vesting date.

(4)

These amounts represent the grant date fair value of the options and restricted stock units granted to our NEOs during 2022 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 11 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)	Dr. Vexler, our former Chief Scientific Officer, resigned effective March 31, 2023.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2022:

			Option Awards(1)				Stock Awards(2)
								Market
			Number of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying	Option		Units of	Units of
	Vesting		Unexercised	Unexercised	Exercise	Option	Stock That	Stock that
	Commencement		Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Date		Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)(3)
Dennis Lanfear	07/20/2013		299,940	—	1.42	11/21/2023
	03/11/2014		899,377	—	1.67	03/10/2024
	04/01/2015		250,000	—	29.00	04/01/2025
	04/01/2015		150,000	—	29.00	04/01/2025
	04/01/2015		35,000	—	25.26	05/21/2025
	05/06/2016		323,889	—	17.17	05/11/2026
	08/01/2017		200,000	—	12.70	08/06/2027
	02/01/2018		400,000	—	10.05	02/01/2028
	01/11/2019		440,625	9,375	12.37	01/11/2029
	01/10/2020		364,583	135,417	17.73	01/10/2030
	01/23/2021		239,583	260,417	18.33	01/23/2031
	02/01/2021		125,000	—	17.60	02/01/2031
	01/04/2022		92,239	310,261	15.94	01/04/2032
	01/04/2022						86,250	683,100
McDavid Stilwell	10/15/2020		81,250	68,750	18.09	10/15/2030
	03/08/2021		21,875	28,125	14.76	04/28/2031
	04/28/2021	(4)					10,000	79,200
	01/04/2022		18,333	61,667	15.94	01/04/2032
	01/04/2022						40,000	316,800
Vladimir Vexler, Ph.D.	04/01/2015		25,000	—	29.00	04/01/2025
	03/01/2016		25,000	—	14.43	02/26/2026
	05/06/2016		24,618	—	17.17	05/11/2026
	04/03/2017		25,000	—	20.15	04/03/2027
	08/01/2017		50,000	—	12.70	08/06/2027
	11/15/2017		4,688	—	9.30	11/15/2027
	02/01/2018		17,188	—	10.05	02/01/2028
	11/16/2018		35,000	—	12.27	11/16/2028
	01/11/2019		123,375	2,625	12.37	01/11/2029
	01/10/2020		45,572	16,928	17.73	01/10/2030
	01/10/2020						10,416	82,495
	01/11/2021		29,947	32,553	17.58	01/11/2031
	02/01/2021		50,000	—	17.60	02/01/2031
	01/11/2021						20,833	164,997
	04/28/2021						10,000	79,200
	01/04/2022		18,333	61,667	15.94	01/04/2032
	01/04/2022						40,000	316,800

(1)

Other than as otherwise noted, the unvested portion of each option vests and becomes exercisable in substantially equal monthly installments through the fourth anniversary of the vesting commencement date, subject to continued service through the applicable vesting date.

(2)

Except as otherwise noted, each restricted stock unit award vests in substantially equal annual installments through the third anniversary of the vesting commencement date, subject to continued service through the applicable vesting date.

(3)	Amounts shown are based on the number of restricted stock units multiplied by the closing trading price of our common stock of $7.92 per share on December 30, 2022.
(4)	Restricted stock unit award vests in equal annual installments through the second anniversary of the vesting commencement date, subject to continued service through the applicable vesting date.

Option Exercises and Stock Vested

The following table summarizes the restricted stock units that vested during the year ended December 31, 2022, and the value realized upon vesting by our NEOs. Our NEOs did not exercise any stock options during 2022.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	Upon
Name	(#)	Vesting ($)(1)
Dennis M. Lanfear	—	—
McDavid Stilwell	10,000	128,500
Vladimir Vexler, Ph.D.	30,834	427,051

(1)

The value realized in connection with the vesting of restricted stock units equals the closing trading price of our common stock on the date of vesting (or if such day is not a trading day, the immediately preceding trading day), multiplied by the number of shares vesting.

Potential Payments Upon Termination or Change in Control

In April 2017, our Compensation Committee adopted an Executive Change in Control and Severance Plan (the “Severance Plan”), in which all of our NEOs participate. The Severance Plan provides for the payment of severance and other benefits in the event of a termination of employment by the Company other than for “cause” or by the executive’s “constructive termination” (each as defined in the Severance Plan and each such termination, a “Covered Termination”).

In the event of a Covered Termination of an NEO other than during the 12-month period following a “change in control” (as defined in the Severance Plan), the Severance Plan provides for the following payments and benefits to such NEO, subject to the NEO’s delivery to the Company of a general release of all claims against the Company and its affiliates (a “Release”): (i) continued payment of the NEO’s base salary during a specified period (the “Severance Period”), which is 24 months in the case of our CEO and 12 months in the case of our other NEOs; (ii) payment or reimbursement of healthcare premiums until up to the last day of the Severance Period; and (iii) vesting of the NEO’s outstanding equity awards to the same extent such equity awards would have vested had the NEO remained employed by the Company during the Severance Period.

In the event of a Covered Termination of an NEO during the 12-month period following a change in control, the Severance Plan provides for the following payments and benefits, subject to the NEO’s delivery to the Company of a Release: (i) an amount equal to the base salary the NEO would have received during the Severance Period, payable in a cash lump sum; (ii) payment or reimbursement of healthcare premiums until up to the last day of the applicable Severance Period; and (iii) full accelerated vesting of all outstanding equity awards.

The Severance Plan also includes parachute payment “best pay” provision, under which payments and benefits will either be made to the NEO in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

The following table shows the payments and benefits that would be made to our NEOs under the Severance Plan, assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2022.

		COBRA	Equity
	Cash Severance	Premiums	Acceleration	Total Potential
Name	($)	($)	($)(1)	Payment ($)(2)
Dennis M. Lanfear
Qualifying Termination	1,680,000	81,808	227,700	1,989,508
Qualifying Termination in Connection with a CIC	1,680,000	81,808	683,100	2,444,908
McDavid Stilwell
Qualifying Termination	477,360	40,904	184,805	703,069
Qualifying Termination in Connection with a CIC	477,360	40,904	396,000	914,264
Vladimir Vexler, Ph.D.
Qualifying Termination	500,663	28,806	349,803	879,272
Qualifying Termination in Connection with a CIC	500,663	28,806	643,492	1,172,961

(1)

Amounts shown are based on the closing trading price of our common stock of $7.92 per share on December 30, 2022 and assume that all unvested RSUs would receive accelerated vesting and that all stock options for which vesting is accelerated with exercise prices below $7.92 per share would be exercised immediately upon termination of employment.

(2)

Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2022. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Dr. Vexler resigned his employment with us effective March 31, 2023, and will receive the following payments in connection with his resignation: $515,721 of cash payments; $28,806 of payment of COBRA premiums and $322,048 of equity acceleration based on the closing trading price of our common stock of $6.84 per share on March 31, 2023 for a total payment in connection with his resignation of $866,575.

In January 2023, our Compensation Committee amended and restated the Severance Plan. The Severance Plan was amended to provide, among other things, that: employees at the Senior Vice President level continue to receive payment of base salary for three months plus one month for every year of service, not to exceed a total of six months for a qualifying termination following a change in control, but do not receive payments for any other qualifying termination; and employees at the Vice President level continue to receive payment of base salary for two months plus one month for every year of service, not to exceed a total of three months for a qualifying termination following a change in control, but do not receive payments for any other qualifying termination. The Severance Plan, as amended and restated in January 2023, will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2022, regarding existing compensation plans, under which equity securities of the Company are authorized for issuance.

Number of Securities
Remaining Available
	Number of Securities				for
	to				Future Issuance
	be Issued Upon				Under
	Exercise				Equity
	of Outstanding		Weighted-		Compensation
	Option		Average Exercise		Plans (Excluding
	Awards and		Price of		Securities Reflected
	Restricted		Outstanding		in
Plan Category	Stock Units (a)		Option Awards		Column (a))
Equity compensation plans approved by stockholders(1)(2)	18,372,293	(4)	$14.97	(5)	4,424,982	(6)
Equity compensation plans not approved by stockholders(3)	5,652,335	(4)	$15.09	(5)	861,312
Total	24,024,628		$15.00		5,286,294

(1)	Consists of the Coherus Biosciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”), 2014 Employee Stock Purchase Plan (the “ESPP”) and 2010 Equity Incentive Plan, as amended.
(2)	The 2014 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, that no more than 18,846,815 shares of stock may be issued under the 2014 Plan upon the exercise of incentive stock options (“ISO”). The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, in each case subject to the approval of the plan administrator on or prior to the applicable date, equal to the lesser of (A) one percent (1%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board of Directors; provided, however, no more than 3,520,000 shares of stock may be issued under the ESPP.
(3)	Consists of the Coherus Biosciences, Inc. 2016 Employment Commencement Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company. The 2016 Plan does not provide for any annual increases in the number of shares available. See also Note 11 to the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a description of the material features of the 2016 Plan.
(4)	Consists of shares of common stock underlying outstanding options and RSUs.
(5)	Represents the weighted average exercise price of outstanding options. The weighted average exercise price does not take into account outstanding RSUs.
(6)	Includes 3,172,117 shares under the ESPP and 1,252,865 shares under the 2014 Plan that were available for future issuance as of December 31, 2022. The ESPP allows eligible employees to purchase shares of common stock with accumulated payroll deductions, and the 2014 Plan allows management to grant equity-based awards to employees, directors or consultants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The percentage of shares beneficially owned is computed on the basis of 80,542,826 shares of our common stock outstanding as of April 10, 2023. Shares of our common stock that a person has the right to acquire within 60 days of April 10, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors, director nominees and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

		Number of
	Number of	Shares
	Outstanding	Convertible	Number of	Percentage
	Shares	/Exercisable	Shares	of
	Beneficially	Within	Beneficially	Beneficial
Name of Beneficial Owner	Owned	60 Days	Owned	Ownership
5% and Greater Stockholders
BlackRock, Inc.(1)	14,078,901		14,078,901	17.48%
Entities associated with Temasek Holdings (Private) Limited(2)	7,381,116		7,381,116	9.16%
State Street Corporation(3)	6,785,982		6,785,982	8.43%
AllianceBernstein L.P.(4)	6,217,558		6,217,558	7.72%
The Vanguard Group, Inc.(5)	5,815,882		5,815,882	7.22%
JP Morgan Asset Management(6)	5,663,770		5,663,770	7.03%

Named Executive Officers and Directors
Ali J. Satvat(7)	3,036,576	139,997	3,176,573	3.94%
Dennis M. Lanfear(8)	1,174,502	4,026,017	5,200,519	6.15%
Lee N. Newcomer, MD(9)	—	24,000	24,000	0.03%
Mats L. Wahlström(10)	40,000	291,988	331,988	0.41%
Charles W. Newton(11)	—	19,500	19,500	0.02%
Vladimir Vexler, Ph.D.(12)	76,362	561,139	637,501	0.79%
Kimberly J. Tzoumakas(13)	—	84,777	84,777	0.11%
McDavid Stilwell(14)	102,252	161,666	263,918	0.33%
Jill O'Donnell-Tormey, Ph.D.(15)	—	18,000	18,000	0.02%
Mark D. Stolper(16)	8,800	79,222	88,022	0.11%
All directors and executive officers as a group (10 persons)(17)	4,449,183	4,948,655	9,397,838	10.99% %

(1)	Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023, BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 14,078,901 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 13,705,809 shares of the Company’s common stock and sole power to dispose of 14,078,901 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)	Based on information contained in a Schedule 13F filed by Temasek Holdings (Private) Limited and its affiliates with the SEC on February 16, 2021. Consists of 7,381,116 shares directly owned V-Sciences Investments Pte Ltd (“V-Sciences”), a wholly-owned subsidiary of Temasek Life Sciences Private Limited (“Temasek Life Sciences”) as of December 31, 2020. Temasek Life Sciences is in turn a wholly-owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is in turn wholly-owned by Temasek Holdings (Private) Limited (“Temasek”). Accordingly, each of Temasek Life Sciences, FMPL and Temasek may be deemed to have beneficially owned the 7,381,116 shares owned directly by V-Sciences. The address for V-Sciences, Temasek Life Sciences, FMPL and Temasek is 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

(3)	Based on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on February 3, 2023, State Street Corporation and its affiliates and subsidiaries have beneficial ownership of an aggregate of 6,785,982 shares of the Company’s common stock. State Street Corporation has shared power to vote 6,642,217 shares of the Company’s common stock and shared power to dispose of 6,785,982 shares of the Company’s common stock. The address for State Street Corporation is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(4)	Based on information contained in a Schedule 13G/A filed by AllianceBernstein L.P. with the SEC on February 14, 2023, AllianceBernstein L.P. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 6,217,558 shares of the Company’s common stock. AllianceBernstein L.P. has sole power to vote 5,756,246 shares of the Company’s common stock, shared power to dispose of 38,553 shares and sole power to dispose of 6,179,005 shares of the Company’s common stock. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(5)	Based on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,815,882 shares of the Company’s common stock. The Vanguard Group has shared power to vote 123,682 shares of the Company’s common stock and sole power to dispose of 5,643,319 shares of the Company’s common stock and shared power to dispose of 172,563 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Based on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co., with the SEC on January 18, 2023, JPMorgan Chase & Co. and its affiliates and subsidiaries have beneficial ownership of an aggregate of 5,663,770 shares of the Company’s common stock. JPMorgan Chase & Co. has sole power to vote 5,129,776 shares of the Company’s common stock and sole power to dispose of 5,658,373 shares of the Company’s common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(7)	Consists of the 3,036,576 shares held by KKR Biosimilar L.P. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 139,997 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023.

(8)	Consists of (i) 432,684 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 654,853 shares of common stock held by Dennis M. Lanfear and (iv) 4,026,017 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Mr. Lanfear.

(9)	Consists of 24,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Dr. Newcomer.

(10)	Consists of (i) 40,000 shares of common stock held by Mats L. Wahlström and (ii) 291,988 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Mr. Wahlström.

(11)	Consists of 19,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Mr. Newton.

(12)	Consists of (i) 76,362 shares of common stock and (ii) 561,139 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Dr. Vexler. Dr. Vexler, our former Chief Scientific Officer, resigned effective March 31, 2023.

(13)	Consists of 84,777 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Ms. Tzoumakas.

(14)	Consists of (i) 102,252 shares of common stock held by Mr. Stilwell and (ii) 161,666 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Mr. Stilwell.

(15)	Consists of 18,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Dr. O’Donnell-Tormey.

(16)	Consists of (i) 8,800 shares of common stock and (ii) 79,222 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023 by Mr. Stolper.

(17)	Includes (i) 3,556,225 shares held by entities affiliated with certain of our directors; (ii) 4,449,183 shares beneficially owned by our executive officers and directors, which includes the 3,556,225 shares held by such entities and 892,958 shares held by certain of our executive officers and directors; and (iii) 4,948,655 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 10, 2023.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

CEO PAY RATIO

As required by Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2022, our last completed fiscal year, the total compensation of our CEO was approximately 23.3 times the median total compensation in 2022 of all of our other employees. The median of the annual total compensation of all employees of our Company (other than our CEO) was $294,375 and the annual total compensation of our CEO was $6,858,896, as included in the “Summary Compensation Table” above.

The Company chose December 31, 2022 as the date for establishing the employee population used in identifying the median employee and used 2022 as the measurement period. We identified the median employee using a consistently applied compensation measure equal to the sum of (i) the annual base salary in effect as of December 31, 2022 for all permanent employees and all base salary earned during 2022 for all temporary employees and (ii) the target bonus as of December 31, 2022 for all employees. We captured all employees as of December 31, 2022, consisting of approximately 359 individuals. Our methodology used for 2022 was consistent with the process developed to identify the median employee for 2021.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and its NEOs’ pay. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see “Compensation Discussion and Analysis” above.

The use of the term compensation actually paid, or CAP, is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the following table.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Coherus Total Shareholder Return (TSR) (4)	Peer Group TSR (5)	Net Income (Loss)	Net Product Revenue (Company-Selected Measure) (6)
(a)	(b)($)	(c)($)	(d)($)	(e)($)	(f)($)	(g)($)	(h)($ in 000's)	(i)($ in 000's)
2022	6,866,396	212,826	2,122,124	470,265	(56)	11	(291,754)	210,760
2021	8,594,495	6,461,745	2,449,597	2,031,913	(11)	25	(287,100)	326,509
2020	7,278,761	8,381,980	2,035,344	2,408,072	(3)	26	132,244	475,824

(1)	Represents total compensation paid to the principal executive officer, or PEO, Mr. Dennis Lanfear, as reflected in the Summary Compensation Table.

(2)	The following table sets forth the adjustments made during each year presented to arrive at CAP to our PEO during each year:

	2022	2021	2020
	($)	($)	($)
Summary Compensation Table (SCT) Total Compensation	6,866,396	8,594,495	7,278,761
Deduct for amounts reported under the "Stock Awards" and "Option Awards" in the SCT	(5,071,908)	(6,730,275)	(5,454,150)
Fair value as of year-end of equity awards granted during the year that remain unvested	1,795,132	3,351,633	3,953,739
Change in fair value of prior years' equity awards that remain unvested as of year-end	(2,186,702)	(576,558)	1,510,655
Fair value on vesting date for awards granted and vested in the same year	433,008	2,291,315	1,275,275
Change in fair value from prior year-end to vesting date of prior years' awards that vested during year	(1,623,100)	(468,865)	(182,300)
Compensation Actually Paid (CAP)	212,826	6,461,745	8,381,980

(3)	The following table sets forth the adjustments made during each year presented to arrive at CAP to our non-PEO NEOs during each year:

	2022	2021	2020
	($)	($)	($)
Average SCT Total for Non-PEO NEOs	2,122,124	2,449,597	2,035,344
Deduct for amounts reported under the "Stock Awards" and "Option Awards" in the SCT	(1,372,424)	(1,829,098)	(1,235,831)
Fair value as of year-end of equity awards granted during the year that remain unvested	537,826	1,286,137	1,037,351
Change in fair value of prior years' equity awards that remain unvested as of year-end	(550,147)	(108,942)	439,657
Fair value on vesting date for awards granted and vested in the same year	86,062	294,903	159,400
Change in fair value from prior year-end to vesting date of prior years' awards that vested during year	(353,176)	(60,684)	(27,849)
Average CAP to Non-PEO NEOs	470,265	2,031,913	2,408,072

The non-PEO NEOs included in average compensation shown in columns (d) and (e) above are as follows:

2022	2021	2020
McDavid Stilwell	Jean-Frederic Viret	Jean-Frederic Viret
Vladimir Vexler, Ph.D.	McDavid Stilwell	Vincent Anicetti
	Vincent Anicetti	Vladimir Vexler, Ph.D.
Vladimir Vexler, Ph.D.

(4)	Total Shareholder Return, or TSR, represents the cumulative growth of a hypothetical $100 investment in the Company made as of December 31, 2019, reflected as of the end of each respective year.

(5)	Peer group TSR represents the cumulative growth of a hypothetical $100 investment made as of December 31, 2019 in the Nasdaq Biotechnology Index, which we also use for purposes of the stock performance graph included in our Annual Report for the year ended December 31, 2022, reflected as of the end of each respective year.

(6)	SEC rules require us to designate a “company-selected measure” that in our assessment represents the most important financial performance measure (that is not TSR or net income) used by the Company to link the CAP of our NEOs, for the most recently completed fiscal year, to our performance. We selected Net Product Revenue as this measure for 2022 as reflected in column (i) in the first table above. Net product revenue is a Generally Accepted Accounting Principle measure reported in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

FINANCIAL PERFORMANCE MEASURE

The following financial performance measure represents the most important financial measure used to link compensation actually paid to the NEOs for 2022 to Company performance: Net Product Revenue.

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID (CAP) AND PERFORMANCE

The below charts show the graphical relationship between Compensation Actually Paid to our PEO and the average of the other NEOs (as shown in the above Pay versus Performance Table), and the following: Net Income (Loss), TSR, Peer Group TSR, and Net Product Revenue.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Use of Trademarks

Our logo and our other tradenames, trademarks and service marks appearing in this proxy statement are our property. Other tradenames, trademarks and service marks appearing in this proxy statement are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this proxy statement may appear without the ™ or ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks and tradenames.

Annual Reports

This proxy statement is accompanied by our 2022 Annual Report to Stockholders, which is our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at http://investors.coherus.com. In addition, upon written request to the Company’s Corporate Secretary at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2023 Annual Meeting, then proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

/s/ McDavid Stilwell
McDavid Stilwell
Chief Financial Officer

Redwood City, California

April 17, 2023

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V13840-P89918 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! ! ! ! COHERUS BIOSCIENCES, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. COHERUS BIOSCIENCES, INC. 333 TWIN DOLPHIN DRIVE SUITE 600 REDWOOD CITY, CA 94065 01) Dennis M. Lanfear 02) Mats L. Wahlström Nominees: 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. To vote on a non-binding, advisory basis to approve the compensation of our named executive officers (a "Say-on-Pay" vote). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: The proxies may vote in their discretion upon such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof. 1. To elect two Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are elected. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 6, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CHRS2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 6, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V13841-P89918 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com COHERUS BIOSCIENCES, INC. Annual Meeting of Stockholders June 7, 2023 1:30 p.m. PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dennis M. Lanfear and McDavid Stilwell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coherus BioSciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m. PDT on June 7, 2023, via the Internet at www.virtualshareholdermeeting.com/CHRS2023, and any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side